AMERICAN TELETRONICS, INC.
             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To Be Held June 15, 1996

To the Stockholders of
     American Teletronics, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Teletronics, Inc., a Colorado corporation (the "Company"), will be held on Saturday, June 15, 1996, beginning at 11:00 a.m., Dallas time, at the Marriott
- - Quorum, 14901 Dallas Parkway, Dallas, TX 75240 for the following purposes:

     1. To elect six directors to serve until the next Annual Meeting of Stockholders of the Company or until their respective successors are elected and qualified;

     2. To increase the number of shares reserved under the Company's 1995 Incentive Stock Option Plan from 2,000,000 to 4,000,000;

     3. To appoint independent auditors of the Company for the fiscal year 1996; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed May 1, 1996, as the record date for the determination of the stockholders entitled to notice of, and to vote at, this meeting. The list of stockholders entitled to vote will be available for examination by any stockholder at the Company's executive offices at 15400 Knoll Trail, Suite 205, Dallas, Texas 75248 for ten days prior to June 15, 1996.

     You are cordially invited to attend the meeting in person, if possible. If you do not expect to be present in person, please sign and date the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. The proxy must be signed by all registered holders exactly as the stock is registered. It will assist us in preparing for the meeting if you will return your signed proxies promptly regardless of whether you expect to attend in person or have many or few shares.

                              BY ORDER OF THE BOARD OF DIRECTORS


Dallas, Texas
May 20, 1996
_________________________________________________________________
                            IMPORTANT
     As a stockholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this Annual Meeting of Stockholders in person. It is important that your shares be voted.
__________________________________________________________________

                           AMERICAN TELETRONICS, INC.
                15400 Knoll Trail, Suite 205, Dallas, Texas 75248
                                 PROXY STATEMENT
                                      For
                         ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 15, 1996


     This Proxy Statement is furnished to stockholders of American Teletronics, Inc., a Colorado corporation (the "Company"), in connection with the solicitation by order of the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 15, 1996, and is being mailed with proxies to such stockholders on or about May 20, 1996. Proxies in the form enclosed, properly executed by stockholders and returned to the Company, which are not revoked, will be voted at the meeting. The proxy may be revoked at any time before it is voted.

     The 1995 Annual Report of the Company covering the fiscal year ended December 31, 1995, is being mailed herewith to stockholders. It does not form any part of the material for the solicitation of proxies.

                    OUTSTANDING CAPITAL STOCK

     The record date for stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders was the close of business on May 1, 1996. At the close of business on that date the Company had issued, outstanding and entitled to vote at the meeting 52,639,056 shares of Common Stock, no par value (the "Common Stock").

                        QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the total combined voting power of the outstanding capital stock of the Company is necessary to constitute a quorum at the Annual Meeting of Stockholders. In deciding all questions, a holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share in the stockholder's name on the record date. At the record date, the total number of votes which could be cast by all holders of capital stock of the Company was 52,639,056.

                ACTION TO BE TAKEN AT THE MEETING

     The accompanying proxy, unless the stockholder specifies otherwise therein, will be voted (i) for the election as directors of the Company of the six persons named under the caption "Election of Directors"; (ii) for the approval of an increase in the number of shares in the Company's 1995 Incentive Stock Option Plan; (iii) for the appointment of Killman, Murrell & Co., P.C., as the Company's independent auditors for the fiscal year ending December 31, 1996; and (iv) in the discretion of the proxy holders on any other matters that may properly come before the meeting or any adjournment thereof.

     In order to be elected a director, a nominee must receive a plurality of the votes cast at the meeting for the election of directors. Approval of the increase in the number of shares reserved in the 1995 Incentive Stock Option and the approval of Killman, Murrell & Co., P.C. as the independent auditors requires the affirmative vote of all of the votes cast at the meeting. (see "Quorum and Voting").

     When the giver of the proxy has appropriately specified how the proxy is to be voted, it will be voted accordingly. Your attention is directed to the accompanying proxy which provides a method for stockholders to withhold authority to vote for one or more nominees for director and to vote against or abstain from voting on the other matter offered for approval. If any other matter or business is brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the share subject to the proxy, but management does not know of any such other matter or business.

     Should any nominee named herein for the office of director become unable or unwilling to accept nomination or election, the person or persons acting under the proxy will vote for the election in his place of such other person, if any, as management may recommend; however, management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Each nominee has expressed to management his intention that, if elected, he will serve the entire term for which his election is sought.

                      ELECTION OF DIRECTORS

     Six directors are to be elected at the meeting to hold office until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. It is intended that the shares, subject to the proxies solicited hereby, will be voted for the following nominees for director, unless otherwise specified on the proxy:


Name                         Age             Position
- -------------------          ---             --------
Harry K. Myers, Jr.           55             Director/Chairman of the
                                             Board
John N. Stogner               52             Director/President,
                                             Treasurer, and Chief
                                             Financial Officer
Ron Cheldelin                 53             Director/Vice President
Dal McKinney                  48             Director/Vice President
D. D. Luckie                  65             Director/Secretary
Larry L. Lamb                 58             Director

     In early May, 1996, Mr. Gino T. D'Amalfi tendered his resignation from the Company's Board of Directors because his health prevented him from serving as fully as he believed a member of the Company's Board of Directors should. Mr. D'Amalfi's counsel has always been coveted by each member of the Company's Board of Directors, and it was with great regret that his resignation was accepted. We wish him the best and hope that he will soon be restored to his fulll health.

     Harry K. Myers, Jr. became a director of the company in December of 1994 and is an attorney practicing law in Rockwall, Texas. Mr. Myers was licensed as a certified public accountant in Oklahoma in 1967 and currently maintains his license in Texas, but does not hold himself out to practice publicly. Mr. Myers commenced practicing law in 1986 after graduating from Southern Methodist University. In 1981, Mr. Myers, with others, formed Franklin National Bank of Mount Vernon, Texas, and Mr. Myers presently serves on the board of directors of that bank. From 1975 through November of 1989, Mr. Myers was President of Tawakoni Water Utility Corporation, formerly East Texas Management Corporation in Quinlan, Texas, a small town in rural east Texas. In 1989, as part of a rate adequacy dispute with the Texas Water Commission, Tawakoni Water Utility Corporation filed for protection under Chapter 11 of the United States Bankruptcy Code. The bankruptcy court dismissed the filing as a regulatory matter. Subsequent to that dismissal the state appointed a receiver which operated the system until it was sold as part of an agreed settlement. Tawakoni Water Utility Corporation was released from receivership and returned to Mr. Myers in December of 1993. During those proceedings and until the present, Mr. Myers has maintained his consulting and law practice.

     In September of 1990 a trust that Mr. D'Amalfi was the trustee of invested in and loaned money to the parent of a Small Business Investment Company ("SBIC"). For legal services Mr. Myers also obtained an equity interest in the SBIC. To protect that investment Messrs. Myers and D'Amalfi assumed executive positions in the parent and the SBIC. In October of 1990 the Small Business Administration promulgated rules increasing the capital requirements of SBICs. These rules were not finalized until August of 1993. The SBIC in which Messrs. Myers and D'Amalfi held executive positions did not meet the new capital requirement. For the investment in the SBIC to be rescinded requires a statutory liquidation through receivership of the SBIC. In June of 1995 the Small Business Administration put the SBIC into receivership.

     John N. Stogner became President and a Director of the Company in December of 1994. Mr. Stogner was a director of FoxMeyer Corporation and affiliated corporations from 1975 to 1984. While with FoxMeyer he held a variety of executive operating and financial positions and was its Executive Vice President when he resigned from FoxMeyer Corporation. Since 1984 Mr. Stogner has been a private investor, owner of DLS, Inc., an equipment leasing company, and a consultant with Equity Partners, Inc. In March, 1994, Mr. Stogner became President of the Bent Tree Group, Inc. Mr. Stogner is also a Certified Public Accountant but is not engaged in public practice.

     Ron Cheldelin is a Vice President of the Company and is responsible for the Company's marketing, a responsibility he assumed with Bent Tree Residential Lending, Inc. in March of 1994. Mr. Cheldelin was employed by the Eastman Kodak Company from 1965 until his retirement in October of 1992. At Eastman Kodak, he served for several years as a Regional Sales Manager and with Eastman Kodak Credit Corporation he served as a Regional Manager. From December of 1992 to March of 1994, Mr. Cheldelin sold homes for David Weekly Homes in the Dallas, Texas area. Mr. Cheldelin became a Director of the Company in May of 1995.

     Dal McKinney is a President of Bent Tree Residential Lending, Inc. He had been the General Manager or Vice President of Bent Tree Residential Lending, Inc. since August of 1990 when the company was formed as Bent Tree Marketing, Inc., producing in excess of $15,000,000 in residential mortgages while managing BTRL. From June of 1989 to August of 1990, Mr. McKinney served as a loan originator of Stratford Mortgage, producing more than $18,000,000 in residential mortgages. From December of 1982 to June of 1989, Mr. McKinney served as Loan Officer or General Manager or both of West America Mortgage, Fidelity Mutual Mortgage and Hartford Mortgage Corporation, originating at least $12,000,000 in annual mortgage loan production. Mr. McKinney filed for personal bankruptcy in 1990 because of the bankruptcy of partners in real estate ventures, causing banks to refuse to extend the time for payment on loans which Mr. McKinney was personally obligated. Mr. McKinney has been employed in the mortgage lending industry for more than 20 years. Mr. McKinney became a Director of the Company in May of 1995.

     D.D. Luckie is Secretary of the Company and is President and Chief Executive Officer of Arden International, Inc., an international venture capital firm with fifteen years experience with Mexican business ventures and operations. Presently Arden International is co-developing a residential project of 1,400 units in Reynosa, Mexico. His investments include a financial services company, oil and gas, commercial real estate, banking and the largest rice elevator serving the international market on the Gulf Coast. Mr. Luckie was a founder of and has served on the board of directors of several U.S. banks. Mr. Luckie is a Charter Member and serves on the Board of Directors and the Executive Committee of the U.S. - Mexico Chamber of Commerce which was organized in Dallas in 1987. Mr. Luckie became a Director of the Company in May of 1995.

     Larry L. Lamb is an attorney, a principal in the Albuquerque, New Mexico, law firm of Lamb, Metzgar, Lines & Dahl, P.A., a position he has held since 1968. His practice emphasizes the management and supervision of litigation relating to commercial fraud and securities law as well as representing foreign and U. S. citizens in international commercial transactions. Mr. Lamb is an investor and principal in several private real estate ventures and aircraft leasing enterprises. In 1994 American Aviation Financial Corp., in which Mr. Lamb is a principal, filed for protection under Chapter 11 of the United States Bankruptcy Act. The Bankruptcy Court has approved a plan of reorganization. Mr. Lamb became a Director of the Company in May of 1995.

     Each director will hold office until the next Annual Meeting of Stockholders and until such time as his successor is elected and qualified, subject to prior removal by the stockholders of the Company in accordance with the Bylaws of the Company. The officers of the Company serve at the discretion of the Board of Directors of the Company.

       Security Ownership of Certain Beneficial Owners and Management.

     The following table sets forth certain information regarding the beneficial ownsership of the Common Stock of the Company as of March 29, 1996, by (i) each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of common Stock, (ii) each director of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, each beneficial owner named below has sole investment and voting power with respect to the Common Stock shown below as beneficially owned by him.

Name                               Number of Shares      Percent
- -------------------                ----------------      -------
Harry K. Myers, Jr. (1)(2)           17,481,619           33.5
John N. Stogner (3)                   2,400,000            4.6
Ronald H. Cheldelin                   4,090,000            7.8
Dal McKinney                          3,149,744            6.0
Gino T. D'Amalfi (2)(5)               9,888,940           19.0
D. D. Luckie(6)                       1,825,475            3.5
Larry L. Lamb (7)                     1,875,000            3.6
All executive directors and
 officers as a group (six people)    40,394,978           77.5

(1) Includes 100,000 shares owned by the minor child of Mr. Myers, and 14,246,819 sharers owned by entities that Mr. Myers controls. Excludes 240,000 shares owned by the spouse of Mr. Myers as to which he disclaims beneficial interest.
(2) Includes 320,800 shares owned by an entity jointly controlled by Messrs. Myers and D'Amalfi.
(3) Includes 500,000 shares owned by an entity controlled by Mr. Stogner and 50,000 shares owned by a trust in which Mr. Stogner has the power to vote and to dispose of assets. Excludes 40,000 shares owned by the spouse of Mr. Stogner as to which Mr. Stogner disclaims beneficial interest.
(4) Excludes 277,000 shares owned by the spouse of Mr. Cheldelin and 15,000 shares owned by the children of Mr. Cheldelin as to which Mr. Cheldelin disclaims beneficial interest.
(5) Includes 4,724,250 shares owned by a trust that Mr. D'Amalfi has the power to vote and to dispose of the assets. Also includes 2,475,000 shares owned by an entity controlled by Mr. D'Amalfi.
(6)  Includes 765,475 shares owned by entities controlled by Mr. Luckie.
(7)  Includes 875,000 shares owned by an entities controlled by Mr. Lamb.

     The address of Messrs. Myers, Stogner, Cheldelin, McKinney, D'Amalfi, Luckie, and Lamb is 15400 Knoll Trail, Suite 205, Dallas, TX 75248.

     The Board of Directors has fixed the number of directors at six.
During 1995 the Company held seven meetings of its Board of Directors. Each director attended at least 75% of the aggregate of these meetings and the meetings of the Audit, Compensation, and other board committees on which they served.

     Executive Compensation.

     The following table sets forth information regarding the total cash compensation, including bonuses, received from the Registrant during the fiscal year ended December 31, 1994, for service in all capacities by (i) the principal executive officer, regardless of amount of compensation, and (ii) the four most highly paid senior executive officers other than the principal executive officer who earn more than $100,000 per year.



                         Annual Compensation           Long Term Compensation
                         -------------------           ----------------------


                  Year Ending   Salary       Bonus  Restricted Option   Payout
                  -----------   ------       -----  -----------------   ------

Harry K .Myers,     12/31/95    $120,000(1) 25,000(1)
Jr.,Chairman of
the Board

John N. Stogner,    12/31/95    $120,000(1) 25,000(1)
President and       12/31/94      51,400
Treasurer

Ronald H.           12/31/95    $80,572(2)
Cheldelin, Vice
President

Dal McKinney, Vice  12/31/95    $88,578(2)
President


(1) Commencing January 1, 1995, Messrs. Myers and Stogner are paid $10,000 per month. Messrs. Myers and Stogner have agreed to defer cash compensation depending on the Company's cash requirements. Such compensation is in addition to any compensation that will be paid pursuant to the agreement referenced in the immediately preceding paragraph. As of December 31, 1995 Messrs. Myers and Stogner have deferred compensation of $90,000 and $28,000, respectively. The bonus is paid to Messrs. Myers and Stogner jointly. Such amount has also been deferred.

(2) Includes commissions of $8,572 and $10,360 paid to Messrs. Cheldelin and McKinney, respectively.

  The Company has entered into an agreement with Messrs. Myers and Stogner, Chairman of the Board and President of the Company, respectively, whereby the Company will pay to a management team formed by them a total of 20% of the employee leasing company's pretax profits in exchange for a commitment to create and maintain a management team for the employee leasing operation. The term of the contract is for a period of five years, expiring at the end of calendar year 1999. The agreement can be renewed annually thereafter. To date the leasing company has not had profits. Messrs. Myers and Stogner have determined to have the agreement ratified by the Company's stockholders prior to the agreement becoming effective.

  Commencing January 1, 1995, Messrs. Myers and Stogner are each to be paid $10,000 per month. Messrs. Myers and Stogner have agreed to defer cash compensation depending on the Company's cash requirements. Such compensation is in addition to any compensation that will be paid pursuant to the agreement referenced in the immediately preceding paragraph.

Certain Relationships and Related Transactions

  The Company acquired its operating assets from Bent Tree Holding Company in three transactions whereby the Company issued an aggregate of 46,297,478 shares Common Stock. The principals of BTHC formed that corporation on June 1, 1994 by acquiring BTRL and BTFS. Of the six nominees for directors of the Company for the next year, six were founders of BTHC. The initial transaction whereby the Company issued stock to BTHC involved the issuance of 31,297,478 shares of Common Stock. Letters of intent executed prior to the initial agreement to acquire stock contemplated the issuance of an additional 15,000,000 shares of Common Stock for the acquisition of BTRL and the operating assets of BTFS, entities owned by BTHC, and which were acquired subsequent to the acquisition of assets of the employee leasing company.

  Prior to the Company's relationship with BTHC, to provide operating capital to BTHC and its subsidiaries as well as capitalize BTHC, Harry K. Myers, Jr. and Gino D'Amalfi, or affiliates of each or jointly affiliated entities, entered into several transactions whereby real and personal property was transferred to the Company in exchange for equity securities of BTHC or subsidiaries. The building and land values were determined by independent appraisals. The carrying value of such real property is $756,955. In addition the BTHC acquired in exchange for equity from a trust affiliated with Mr. D'Amalfi Non-voting Preferred Stock in an insurance company that is carried at face value.

  In 1995 several of the Company's directors engaged in numerous transactions with the Company to provide liquidity. Harry K. Myers, Jr. acquired, at book value, notes receivable and a mortgage loan, plus accrued interest, owned by the Company totaling $169,754. In addition Mr. Myers advanced to the Company a total of $378,436 to provide liquidity at various times, and the Company paid to Mr. Myers a total of $446,468, including salary and interest. Mr. Myers has deferred $90,000 of his salary, and the Company is indebted to Mr. Myers at December 31, 1995 in the amount of approximately $22,000 in addition to the $25,000 bonus owed to Messrs. Myers and Stogner jointly. During 1995 Messrs. Lamb and Luckie advanced to the Company $25,000 each and such amount has been repaid together with interest paid to each.

  Mr. Myers controls three companies, Bent Tree Group, Inc ("Group")., Bent Tree Holding Company, Inc. ("BTHC") and Execu-Staff International, Limited, a New Mexico corporation ("ESIL"). At December 31, 1995, Group and BTHC owed the Company $160,634 and $236,529, respectively. ESIL in turn was owed $282,381 by the Company. These obligations arose in connection with the liquidation of assets transferred by these entities simultaneously conveyed with the transfer of operating assets to the Company.

  In 1995 the Company paid or accrued to the law firm of Lamb, Metzger, Lines and Dahl, P.A. and to Harry K. Myers $100,100 and $11,190, respectively, for legal services rendered to the Company. Larry L. Lamb is a principal in the law firm of Lamb, Metzger, Lines and Dahl, P.A.

  In August of 1995, CNA, who underwrites the Company's workers' compensation policy, refunded $420,000 of an insurance deposit. This refund was subject to the Company providing a one year letter of credit. In connection therewith, the Company obtained a $500,000 line of credit through a bank which then issued the appropriate letter of credit.

  To issue the letters of credit, the bank required the line of credit to be collateralized by $500,000 in principal amount of certificates of deposit. In addition the Lindana Amthor Bolanos Texas Trust, whose trustee is Gino T. D'Amalfi, pledged a $250,000 certificate of deposit against the line of credit. This trust was issued 625,000 of the Company's Common Stock in consideration of the pledge. Another individual pledged a certificate of deposit to collateralize the balance of the line of credit and was similarly issued 625,000 shares of the Company's Common Stock. This individual agreed to transfer 208,000 shares of such stock to Mr. D. D. Luckie. An affiliate of Mr. Myers also pledged to the individual providing one of the certificates of deposit 3,200,000 shares of the Company's Common Stock.

  During the second quarter of 1995 the Company agreed to cease providing Farmers Home Loan Administration (FmHA) loan programs directly to borrowers because of the operation's overhead and uncertain timing required to close the transactions. The operation was conveyed to a prior agent. However, the Company has continued and is continuing to provide secondary marketing and funding support to the program because the program provides liquidity to the Company during this early period of operations. The Company can participate in these programs because of Mr. Myers' exclusive arrangement, which predates the Company's operations, with the eligible FmHA lender.

   In 1995 the Company, through two of its directors, assisted in gaining conditional commitments from the FmHA on five loans which total $15,585,000. The guaranteed portion of these loans, which equals $12,748,000, has been contracted to be sold at a premium which will generate $1,296,733. The Company's portion of this premium is recorded at $320,000 as a receivable and as deferred income. In March, 1996, the first loan funded in the amount of $5,000,000 and the Company earned approximately $119,500 of the deferred income. Subsequent to year end the Company received notice of two additional letters of commitment from the FmHA for loans in the amount of an additional $9,500,000 which will cause $6,900,000 of guarantees to be available for sale upon funding.

  In connection with one of these loans recognized as deferred income in 1995, Mr. Luckie will be paid a $35,000 fee for providing the funding and his personal guarantee on said funding. For similar services, Messrs. Myers and D'Amalfi will be compensated in stock options or warrants depending upon the amount earned by the Company in these transactions.

  Effective December 31, 1995, an entity controlled by Mr. D'Amalfi acquired 53 acres of land from the Company in exchange for 360,764 shares of Common Stock, approximately the $90,191 value of the land.

  At December 31, 1995, the Company owed a trust whose trustee is Mr. D'Amalfi $15,301 for taxes paid on an office building owned by the Company.

  As part of the acquisition of assets from BTHC, the Company required an agreement with Messrs. Myers and Stogner whereby the Company, in exchange the creation of a management team developed by Messrs. Myers and Stogner, will pay to said management team 20% of the pretax profits from the employee leasing operation. The contract is for a period of five years and can be extended annually thereafter. Messrs. Myers and Stogner require this agreement be subject to ratification by the Company's stockholders before it becomes effective.

INCREASE IN THE NUMBER OF SHARES FOR THE
1995 INCENTIVE STOCK OPTION PLAN

  On April 10, 1995, the Board of Directors established an "Incentive Stock
Option Plan" (the "Plan") for key employees.   This plan was approved at the
Company's Annual Meeting of Stockholders' held on May 20, 1995. The board of directors recently determined to ask its shareholders to increase the number of shares available under the plan to 4,000,000 from 2,000,000. The purpose of the Plan is to provide a means whereby the Company may grant "Incentive Stock Options" (as defined in Section 422A of the Internal Revenue Code) to purchase Common Stock of the Company to salaried employees (including officers and directors who are also employees) who contribute significantly to the Company's success, in order that they will be encouraged to exert their best efforts on its behalf and remain in its employ.

  Options under the Plan may be granted from time to time to key employees to purchase up to an aggregate of 2,000,000 shares of Common Stock. The purpose of this amendment is to increase the number of shares available under the plan to 4,000,000. The number of shares of Common Stock which may be subject to options under the Plan is subject to adjustment in the event of an increase of the Company's Common Stock through the distribution of a stock dividend, a stock split or a similar recapitalization or reorganization. If any option granted under the Plan shall terminate, expire or be cancelled, new options may thereafter be granted covering such shares. There shall at all times be reserved from either authorized and unissued shares or treasury shares, shares equal to the maximum number of shares which may be purchased pursuant to options granted.

  The Plan shall be administered by the Board of Directors of the Company, provided, however, that the Board in its discretion may appoint a Stock Option Committee (the "Committee") consisting of not less than three members for the purpose of administering the plan. The Committee will designate the persons eligible to participate in the Plan and will determine the amounts of grants under such Plan. Options are granted for Common Stock and no options may be granted at less than 100% of the market price of the Common Stock at the date of grant. The exercise of options is subject to the terms and conditions established by the Committee and set forth in the agreements evidencing the options. Each option agreement shall specify the period during which the option may be exercised and shall provide that the unexercised portion of any option shall automatically and without notice terminate and become null and void at the time of the earliest of the following: (i) the expiration of ten years from the date of grant, (ii) the expiration of three months from the date the optionee shall retire, resign, or be discharged, or (iii) the expiration of 15 months after employment is terminated by reason of death, or twelve months from disability. Exercise of the option must occur within these limitations or the exercise will be treated for tax purposes as a non-statutory option. The option price to be paid in order to acquire a share shall be determined on the date such option is granted, as determined in good faith by the Committee. The Committee, in its sole discretion, may determine that an option will be immediately exercisable, in whole or in part, or establish a vesting period or schedule.

  No option is exercisable at any time while there is outstanding any option which has been previously granted. No employee may be granted an option during any calendar year with a value on the date of grant exceeding $100,000 plus unused carryovers allowed under Section 422 A(c)(4) of the Internal Revenue Code. In addition, an option will not be granted to a key employee owning directly or indirectly more than 10% of the total combined voting power of the Common Stock the Company at the date of grant unless the option price is at least 110% of the fair market value of the Common Stock and the exercise period does not exceed five years.

  At May 1, 1996, the Company had designated 48 individuals, none of whom are executive officers of the Company, to receive 547,500 shares under the 1995 Incentive Stock Option Plan. None of the options have been formally granted.

  THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON
STOCK OF THE COMPANY IS REQUIRED TO APPROVE AND ADOPT THE PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADOPTION OF THE PLAN. ALL PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS ON THE FORM OF PROXY. WHERE NO SPECIFICATION IS MADE, PROXIES WILL BE VOTED "FOR" THE APPROVAL OF THE PLAN.


APPOINTMENT OF INDEPENDENT AUDITORS

  It is proposed that the firm of Killman, Murrell & Co., P.C. be appointed as independent auditors of the Company for the fiscal year ending December 31, 1996, upon approval by a majority of the stockholders present in person or represented by proxy at the Annual Meeting of Stockholders. Killman, Murrell & Co. has served as the Company's independent auditors since the fiscal year ending December 31, 1994. A representative of that firm is expected to be present at the Annual Meeting of Stockholders. Said representative will be available to answer questions and will be afforded an opportunity to make a statement if he or she so desires.

  THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON
STOCK OF THE COMPANY IS REQUIRED TO APPROVE AND APPOINT THE THE AUDITORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF THE AUDITORS. ALL PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS ON THE FORM OF PROXY. WHERE NO SPECIFICATION IS MADE, PROXIES WILL BE VOTED "FOR" THE APPROVAL OF THE AUDITORS.

                      STOCKHOLDER PROPOSALS
  Any proposals from stockholders to be presented for consideration for inclusion in the proxy material in connection with the next Annual Meeting of Stockholders of the Company scheduled to be held in June of 1997 must be submitted in accordance with the rules of the Securities and Exchange Commission and received by the Secretary of the Company at the mailing address set forth hereinafter no later than the close of business on February 21, 1997.

                          OTHER MATTERS

  The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing, and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In additional to the use of the mails, proxies may be solicited by personal interview, telephone, and telegram by directors, officers, and employees of the Company. Arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by record by such persons, and the Company will reimburse them for reasonable out-to-pocket expenses incurred by them in connection therewith.

  All information contained in this Proxy Statement relating to the occupation, affiliations, and securities holdings of directors and officers of the Company and their transactions with the Companyis based upon information received from the individual directors and officers.

  Your directors and officers desire that all stockholders be represented at the Annual Meeting of Stockholders. In the event you cannot attend in person, please date, sign, and return the enclosed proxy in the enclosed, post-paid envelope at your earliest convenience so that your shares may be voted. The proxy must be signed by all registered holders exactly as the stock is registered.

  The Company will furnish without charge a copy of its Annual Report of Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 to any stockholder upon written request to 15400 Knoll Trail, Suite 205, Dallas, TX 75248. A copy of the exhibits to such report will be furnished to any stockholder upon written request therefor and payment of a nominal fee.


By Order of the Board of Directors






Harry K. Myers, Jr., Chairman of the Board of Directors

Dallas, Texas
May 20, 1996